See Reverse for Certain Definitions

Incorporated under the laws of the State of Delaware

Vantech Plastics Corporation

Total Authorized Issue

100,000,000 Shares $.001 Par Value

Common Stock

This is to certify that ______________________________ is the owner of

______________________________ *fully paid and non-assessable shares of the above Corporation transferable only on the books of the Corporation by the holder thereof in person or by a duly authorized Attorney upon surrender of this Certificate properly endorsed.*

Witness, *the seal of the Corporation and the signatures of its duly authorized officers.*

Dated

Secretary

President